EXHIBIT 4.1


                          FREESCALE SEMICONDUCTOR, INC.
                         6501 William Cannon Drive West
                               Austin, Texas 78735





                               September 23, 2005





Mellon Investor Services LLC
600 North Pearl Street, Suite 1010
Dallas, Texas 75201
Attention: Client Relationship Executive

Mellon Investor Services LLC
Newport Office Centre VII
480 Washington Boulevard
Jersey City, New Jersey 07310
Attention: Legal Department




                     Re: First Amendment to Rights Agreement
                         -----------------------------------


Ladies and Gentlemen:



                  Pursuant to Section 27 of the Rights Agreement, dated as of July 7, 2004 (the "Rights Agreement"), between Freescale Semiconductor, Inc., a Delaware corporation (the "Company"), and Mellon Investor Services LLC, as rights agent (the "Rights Agent"), the Company, by resolution adopted by its Board of Directors, hereby amends the Rights Agreement as follows (this "Amendment"):

                  1. The second paragraph of the preamble to the Rights Agreement is hereby amended and restated in its entirety as follows:

                  "The Board of Directors of the Company has authorized and declared a dividend of one preferred share purchase right (a "Class A Right") for each Class A Common Share (as hereinafter defined) of the Company outstanding on July 20, 2004 (the "Record Date") and a dividend of one preferred share purchase right (a "Class B Right") for each Class B Common Share (as hereinafter defined) of the Company outstanding on the Record Date (the Class A Rights and Class B Rights together, the "Rights"), each Right representing the right to purchase one one-hundredth of a Preferred Share (as hereinafter defined), upon the terms and subject to the conditions herein set forth, and has further authorized and directed the issuance of one Class A Right with respect to each Class A Common Share and one Class B Right with respect to each Class B Common Share that shall become outstanding between the Record Date and the earliest of the Distribution Date, the Redemption Date and the Final Expiration Date (as such terms are hereinafter defined)."

                  2. Paragraph (a) of Section 1 of the Rights Agreement is hereby amended and restated in its entirety as follows:

         "(a) `Acquiring Person' shall mean any Person who or which, together with all Affiliates and Associates of such Person, shall be the Beneficial Owner of (i) 15% or more of the Class B Common Shares then outstanding or (ii) any combination of Class A Common Shares and Class B Common Shares representing 15% or more of the Common Shares then outstanding, but shall not include (A) the Company, (B) any Subsidiary of the Company, (C) any employee benefit plan of the Company or any Subsidiary of the Company, or (D) any entity holding Common Shares for or pursuant to the terms of any such plan. Notwithstanding the foregoing, no Person shall become an `Acquiring Person' as the result of an acquisition of Common Shares by the Company which, by reducing the number of Common Shares outstanding, increases the proportionate number of Common Shares beneficially owned by such Person to (i) 15% or more of the Class B Common Shares then outstanding or (ii) any combination of Class A Common Shares and Class B Common Shares representing 15% or more of the Common Shares then outstanding; provided, however, that, if a Person shall become the Beneficial Owner of (i) 15% or more of the Class B Common Shares then outstanding or
         (ii) any combination of Class A Common Shares and Class B Common Shares representing 15% or more of the Common Shares then outstanding, by reason of share purchases by the Company and shall, after such share purchases by the Company, become the Beneficial Owner of any additional Common Shares, other than as a result of a stock dividend, stock split or similar transaction effected by the Company in which all holders of Common Shares are treated equally, then such Person shall be deemed to be an `Acquiring Person.' Notwithstanding the foregoing, if the Board of Directors of the Company determines in good faith that a Person who would otherwise be an `Acquiring Person,' as defined pursuant to the foregoing provisions of this paragraph (a), has become such inadvertently, and such Person divests as promptly as practicable a sufficient number of Common Shares so that such Person would no longer be an `Acquiring Person,' as defined pursuant to the foregoing provisions of this paragraph (a), then such Person shall not be deemed to be an `Acquiring Person' for any purposes of this Agreement."

                  3. Paragraph (a) of Section 3 of the Rights Agreement is hereby amended and restated in its entirety as follows:

         "Section 3. Issue of Right Certificates. (a) Until the earlier of (i) the tenth day after the Shares Acquisition Date or (ii) the tenth Business Day (or such later date as may be determined by action of the Board of Directors of the Company prior to such time as any Person becomes an Acquiring Person) after the date of the commencement by any Person (other than the Company, any Subsidiary of the Company, any employee benefit plan of the Company or of any Subsidiary of the Company or any entity holding Common Shares for or pursuant to the terms of any such plan) of a tender or exchange offer the consummation of which would result in any Person becoming the Beneficial Owner of
         (A) 15% or more of the then outstanding Class B Common Shares or (B) any combination of Class A Common Shares and Class B Common Shares representing 15% or more of the then outstanding Common Shares (including any such date which is after the date of this Agreement and prior to the issuance of the Rights; the earlier of such dates being herein referred to as the `Distribution Date'), (x) the Rights will be evidenced (subject to the provisions of Section 3(b) hereof) by the certificates for Common Shares of the Company registered in the names of the holders thereof (which certificates shall also be deemed to be Right Certificates) and not by separate Right Certificates, and (y) the right to receive Right Certificates will be transferable only in connection with the transfer of Common Shares of the Company. As soon as practicable after the Rights Agent receives written notice of a Distribution Date, the Company will prepare and execute, the Rights Agent will countersign, and the Company will send or cause to be sent (and the Rights Agent will, if so requested in writing, and provided with all reasonably necessary information, send) by first-class, insured, postage-prepaid mail, to each record holder of Common Shares as of the Close of Business on the Distribution Date, at the address of such holder shown on the records of the Company, a Class A Right Certificate, in substantially the form of Annex B hereto (a `Class A Right Certificate'), evidencing one Class A Right for each Class A Common Share so held, and a Class B Right Certificate, in substantially the form of Annex C hereto (a `Class B Right Certificate,' together with the Class A Right Certificate, the `Right Certificates'), evidencing one Class B Right for each Class B Common Share so held. As of the Distribution Date, the Rights will be evidenced solely by such Right Certificates. The Company shall notify the Rights Agent in writing upon the occurrence of the Distribution Date."

                  4. Section 26 of the Rights Agreement is hereby amended and restated in its entirety as follows, and the Company and the Rights Agent hereby agree that the addresses set forth in this Section 4 shall constitute the proper addresses for notice relating to this Amendment:

                  "Section 26. Notices. Notices or demands authorized by this Agreement to be given or made by the Rights Agent or by the holder of any Right Certificate to or on the Company shall be sufficiently given or made if sent by first-class mail, postage prepaid, addressed (until another address is filed in writing with the Rights Agent) or by facsimile transmission as follows:

                     Freescale Semiconductor, Inc.
                     6501 William Cannon Drive West
                     Austin, TX 78735
                     Attention: Law Department - Corporate Secretary Facsimile No.: (512) 996-6853

         Subject to the provisions of Section 21 hereof, any notice or demand authorized by this Agreement to be given or made by the Company or by the holder of any Right Certificate to or on the Rights Agent shall be sufficiently given or made if sent by first-class mail, postage prepaid, addressed (until another address is filed in writing with the Company) or by facsimile transmission as follows:

                     Mellon Investor Services LLC
                     600 North Pearl Street, Suite 1010
                     Dallas, Texas 75201
                     Facsimile No.: (214) 922-4455
                     Attention: Client Relationship Executive

                     with a copy to:

                     Mellon Investor Services LLC
                     Newport Office Centre VII
                     480 Washington Boulevard
                     Jersey City, New Jersey 07310
                     Facsimile No.: (201) 680-4610
                     Attention: Legal Department

         Notices or demands authorized by this Agreement to be given or made by the Company or the Rights Agent to the holder of any Right Certificate shall be sufficiently given or made if sent by first-class mail, postage prepaid, addressed to such holder at the address of such holder as shown on the registry of the Company."

                  5. Section 27 of the Rights Agreement is hereby amended and restated in its entirety as follows:

         "Section 27. Supplements and Amendments. The Company may from time to time supplement or amend this Agreement without the approval of any holders of Right Certificates subject to the other terms and conditions of this Agreement in order to cure any ambiguity, to correct or supplement any provision contained herein, which may be defective or inconsistent with any other provisions herein, to shorten or lengthen any time period hereunder or to make any other provisions with respect to the Rights which the Company may deem necessary or desirable, any such supplement or amendment to be evidenced by a writing signed by the Company and the Rights Agent; provided, however, that, from and after such time as any Person becomes an Acquiring Person, this Agreement shall not be amended in any manner which would adversely affect the interests of the holders of Rights. Without limiting the foregoing, the Company may at any time prior to such time as any Person becomes an Acquiring Person amend this Agreement (A) to make the provisions of this Agreement inapplicable to a particular transaction by which a Person would otherwise become an Acquiring Person or to otherwise alter the terms and conditions of this Agreement as they may apply with respect to any such transaction, and; (B) to lower the thresholds set forth in Section 1(a) and 3(a) hereof to not less than (i) 10% or more of the Class B Common Shares then outstanding or (ii) any combination of Class A Common Shares and Class B Common Shares representing 10% or more of the Common Shares then outstanding (the "Reduced Threshold"); provided, however, that no Person who beneficially owns a number of Class B Common Shares or a combination of Class A and Class B Common Shares equal to or greater than the Reduced Threshold shall become an Acquiring Person because of such amendment unless such Person shall, after the public announcement of the Reduced Threshold (with written notice to the Rights Agent of such public announcement), increase its beneficial ownership of the then outstanding Class B Common Shares or combination of Class A and Class B Common Shares (other than as a result of an acquisition of Common Shares by the Company or as a result of a stock dividend, stock split or similar transaction effected by the Company in which all holders of Common Shares are treated equally) to an amount equal to or greater than the greater of (x) the Reduced Threshold or (y) the sum of (i) the lowest beneficial ownership of such Person as a percentage of the outstanding Class B Common Shares as of any date on or after the date of the public announcement of such Reduced Threshold, plus .001%, or (ii) the lowest beneficial ownership of such Person as a percentage of a combination of the outstanding Class A and Class B Common Shares as of any date on or after the date of the public announcement of such Reduced Threshold, plus .001%. Upon delivery of a certificate from an appropriate officer of the Company and, if requested by the Rights Agent, an opinion of counsel, that states that the proposed supplement or amendment is in compliance with the terms of this Section 27, the Rights Agent shall execute such supplement or amendment. Notwithstanding anything contained in this Agreement to the contrary, the Rights Agent may, but shall not be obligated to, enter into any supplement or amendment that affects the Rights Agent's own rights, duties, obligations or immunities under this Agreement. Prior to the Distribution Date, the interests of the holders of the Rights shall be deemed coincident with the interests of the holders of the Common Stock."

                  6. Capitalized terms used without other definition in this Amendment shall be used as defined in the Rights Agreement.

                  7. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such state applicable to contracts to be made and performed entirely within such state.

                  8. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

                  9. This Amendment shall be effective as of the date first written above, and all references to the Rights Agreement shall from and after such time be deemed to be references to the Rights Agreement as amended hereby.




                      [Signatures Appear on Following Page]

                                                 Very truly yours,

                                                 FREESCALE SEMICONDUCTOR, INC.


                                           By:        /s/ John D. Torres
                                                 -------------------------------
                                           Name: John D. Torres
                                           Title: Senior Vice President,
                                                  Secretary and General Counsel



         Accepted and agreed to as of the

         effective time specified above:



         MELLON INVESTOR SERVICES LLC





By:      /s/ Mona L. Vorhees
    -----------------------------------------

         Name: Mona L. Vorhees

         Title: Assistant Vice President